As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-225609

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Concho Resources Inc.*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0818600
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Concho Center

600 W. Illinois Avenue
Midland, Texas 79701
(432) 683-7443
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shannon B. Kinney
Corporate Secretary
One Concho Center
600 W. Illinois Avenue
Midland, Texas 79701
(432) 683-7443
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew R. Brownstein

Gregory E. Ostling

Zachary S. Podolsky

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

*ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter	State of Incorporation or Organization	IRS Employee Identification No.
COG Acreage LP	Texas	270644225
COG Holdings LLC	Texas	800648934
COG Operating LLC	Delaware	611469854
COG Production LLC	Texas	522374917
COG Realty LLC	Texas	841661959
Concho Oil & Gas LLC	Texas	900617040
Delaware River SWD LLC	Texas	270253823
Mongoose Minerals LLC	Delaware	822708060
Quail Ranch LLC	Texas	320086461
RSP Permian, Inc.	Delaware	901022997
RSP Permian, L.L.C.	Delaware	364779340

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the following Automatic Shelf Registration Statement on Form S-3 (the “Registration Statement”), originally filed with the Securities and Exchange Commission by Concho Resources Inc., a Delaware corporation (the “Registrant”):

Registration Statement No. 333-225609, filed on June 14, 2018, registering an indeterminate amount of the Registrant’s debt securities and related guarantees, preferred stock, common stock, depositary shares and warrants.

Pursuant to the Agreement and Plan of Merger, dated as of October 18, 2020, among ConocoPhillips, a Delaware corporation (“ConocoPhillips”), Falcon Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ConocoPhillips (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on January 15, 2021, with the Registrant surviving the Merger as a wholly-owned subsidiary of ConocoPhillips.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 2, all of such securities the Registrant registered that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on January 15, 2021.

CONCHO RESOURCES INC.

By:	/s/ Shannon B. Kinney
Name:	Shannon B. Kinney
Title:	Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.